Exhibit 2.1

AMENDMENT NO. 1

TO

ASSET PURCHASE AGREEMENT

March 12, 2020

Reference is hereby made to that certain Asset Purchase Agreement, dated as of December 16, 2019 (the “Asset Purchase Agreement”), by and among Franchise Group Newco R, LLC, a Delaware limited liability company (“Buyer”), the Sellers listed on Schedule I thereto (collectively, “Sellers”), and Revolution Financial, Inc., a Texas corporation, as the representative of the Sellers (the “Seller Representative”).

WHEREAS, the parties to the Asset Purchase Agreement desire to amend the Asset Purchase Agreement, in accordance with Section 12.10 thereof (this “Amendment”); and

WHEREAS, capitalized terms used herein but not defined shall have the meaning set forth in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.      Amendment. Section 8.1(b)(ii) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“on or after April 30, 2020 (the “End Date”), if the Closing has not occurred prior to the End Date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party that is in breach of this Agreement and such breach results in the failure of the Closing not to have occurred by such End Date;”

2.      Miscellaneous; No Other Waivers or Amendments. The provisions of Sections 12.2 (No Third Party Beneficiaries), 12.4 (Succession and Assignment), 12.5 (Counterparts), 12.6 (Headings), 12.8 (Governing Law), 12.9 (Consent to Jurisdiction), 12.10 (Amendments and Waivers), 12.12 (Severability), 12.14 (Construction), 12.15 (Incorporation of Exhibits and Schedules) and 12.17 (Waiver of Jury Trial) of the Asset Purchase Agreement shall apply to the Amendment mutatis mutandis. Except as specifically amended hereby, the Asset Purchase Agreement shall continue in full force and effect as written.

3.      Entire Agreement. The Amendment, together with all documents referenced herein, represents the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto, or between any of them, with respect to the subject matter hereof and thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed by their respective officers thereunto duly authorized, all as of the date first above written.

FRANCHISE GROUP NEWCO R, LLC

By:	/s/ Andrew Kaminsky
Name: Andrew Kaminsky
Title: Executive Vice President and Chief
Administrative Officer

REVOLUTION FINANCIAL, INC.

By:	/s/ Michael Brent Turner
Name: Michael Brent Turner
Title: Chief Executive Officer

[Signature Page to Amendment to Asset Purchase Agreement]